EXHIBIT 10.1

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY WJ COMMUNICATIONS, INC. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Supply Agreement”) is made and entered into as of the 18th day of June, 2004 (the “Closing Date”), by and between EiC CORPORATION, a California corporation, having an address of 45738 Northport Loop West Fremont, CA 94538 (“EiC”), and WJ COMMUNICATIONS, INC., a Delaware corporation, having an address of 401 River Oaks Parkway, San Jose, California 95134 (“WJCI”).

W I T N E S S E T H:

WHEREAS, EiC, WJCI and EiC Enterprises, Limited (“Enterprises”) have entered into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which EiC has sold, transferred, licensed and assigned to WJCI and WJCI has purchased and received certain rights in and to EiC’s inventions, patents and processes (the “Technology”) used in EiC’s business of designing and manufacturing power amplifiers for wireless infrastructure and handset applications (the “Business”);

WHEREAS, EiC desires to continue to engage in the portion of the Business relating to the EiC’s “Terminal Field of Use” as set forth in Exhibit A (“Terminal Business”), and desires to acquire certain of its product requirements for the semiconductor wafers (“PAM Wafers”), as specified in the EiC specification control drawings referenced in Exhibit B (“Specifications”) from WJCI on the terms and conditions set forth herein; and

WHEREAS, it is a condition precedent to EiC’s obligation to consummate the transactions contemplated by the Purchase Agreement that the parties enter into this Supply Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I-MANUFACTURE AND SALE OF PRODUCTS

1.1          During the term (as defined herein) of this Supply Agreement, WJCI agrees to manufacture sell, invoice (“Invoice(s)”) and deliver shipments of PAM Wafers (“Shipment(s)”) to EiC, and accept written purchase orders (“Purchase Orders”) from EiC for EiC’s requirements for PAM Wafers, and EiC agrees to purchase and receive from WJCI, a minimum number of PAM Wafers, upon the terms and subject to the conditions set forth in this Supply Agreement.

1.2          EiC agrees that it shall purchase and receive Invoices and Shipments from WJCI, for a total of not fewer than 1000 PAM Wafers for a period of up to one (1) year from the date hereof (the “Term”), and EiC shall purchase and receive Invoices and Shipments, for no less than 250 PAM Wafers per quarter during the Term of this Supply Agreement.  The Term of this Supply Agreement may be renewed upon mutual consent of the parties.

1.3          During the first three (3) quarters of this Supply Agreement, commencing on the date hereof and ending March 31, 2005, if EiC fails to submit Purchase Orders, receive and accept Invoices and Shipments for at least 750 PAM Wafers, WJCI shall have the right to refuse to accept additional Purchase Orders for PAM Wafers from EiC thereafter.

1.4          The Parties may, upon mutual agreement, amend Exhibit B to include any new item to, or to delete any item from, the definition of PAM Wafers.

ARTICLE II-
ORDERING, FORECASTING, SHIPMENT, AND ACCEPTANCE OF PRODUCTS

2.1          During the Term of this Supply Agreement, EiC shall order PAM Wafers from WJCI through the issuance of Purchase Orders, and WJCI shall deliver Invoices and Shipments of PAM Wafers to EiC.  The terms and conditions of this Supply Agreement shall be applicable to all Purchase Orders for and Invoices and Shipments of PAM Wafers specified in Exhibit B delivered to EiC and, in the event of conflict, will supersede either EiC’s or WJCI’s general terms and conditions of sale.  Each Purchase Order EiC issues shall specify the type and quantity of PAM Wafers ordered, the shipment destination, the shipment method, and the delivery date.  Purchase Orders shall be in writing and may be sent via facsimile to WJCI’s then current, designated facsimile number, which is confirmed, or by such other method to which EiC and WJCI may mutually agree.

2.2          In the event EiC’s Purchase Order, WJCI’s confirmation of Purchase Order, or WJCI’s Invoice contains terms and conditions which are in conflict with, or attempt to amend, or change in any way this Supply Agreement, such terms and conditions shall be regarded as null and void, unless otherwise mutually agreed.

2.3          Each Purchase Order shall be accepted or rejected by WJCI in writing within five (5) business days after WJCI’s receipt of such Purchase Order.  If WJCI fails to notify EiC of its acceptance of any Purchase Order within such five (5) day period, such Purchase Order shall be deemed accepted.  WJCI may not reject any Purchase Order that is placed ninety (90) days or more in advance of the requested delivery date.

2.4          EiC shall order and WJCI shall produce and deliver Invoices and Shipments of PAM Wafers, totaling a minimum of 250 PAM Wafers in each three (3) month period commencing on the Closing Date.  The maximum number of PAM Wafers WJCI shall be obligated to produce in any three (3) month period is 300 PAM Wafers.  If EiC desires to order PAM Wafers in excess of 300 in a three (3) month period, each request shall be reviewed by WJCI on a case-by-case basis so that WJCI can ascertain its ability to meet EiC’s requested quantity of PAM Wafers for delivery on the requested delivery date, using its reasonable efforts to do so.

2.5          EiC may not change any of the drawings, Specifications or instructions for work covered by an accepted Purchase Order.

2.6          WJCI shall Invoice and deliver Shipments of PAM Wafers F.C.A WJCI’s facility in Fremont, California.  WJCI shall Invoice and deliver Shipments of PAM Wafers described in EiC’s Purchase Order to EiC or its designated carrier in sufficient time for the PAM Wafers to be Invoiced and Shipped to EiC’s Fremont, CA facility on the requested delivery date (-3, +0 days) set forth in the Purchase Order.  EiC is not obligated to take the PAM Wafers into its possession before the agreed upon delivery date.

2.7          The PAM Wafers shall be packaged and labeled in a manner appropriate for Shipment, unless special packaging and/or labeling requirements are specified in the Purchase Order, in which case the PAM Wafers shall be so packaged and labeled and any additional costs attributable to such special packaging and labeling shall be at EiC’s cost and expense.  WJCI shall indicate EiC’s Purchase Order number on all packaging, labeling, Invoices, and other communications relating to the Purchase Order.

2.8          Title to the PAM Wafers shall pass upon delivery to EiC’s receiving facility.

2.9          If WJCI cannot Invoice and deliver Shipments of PAM Wafers in accordance with EiC’s Purchase Order, and on the mutually agreed delivery date, then WJCI shall as soon as it becomes or should have become, using reasonable efforts, aware of the delay, inform EiC thereof in writing.  Such notice shall be entitled “Notice of Delay” and signed by WJCI, and shall also include:

(a)           identification of the type and quantity of  PAM Wafers that will be delayed;

(b)           the anticipated duration of delay for each type and quantity;

(c)           the cause(s) of the delay;

(d)           the actions that WJCI is taking and will take to remedy or shorten the delay; and

(e)           a proposal of a new delivery date for each type and quantity of the delayed PAM Wafers, which shall be no later than seven (7) weeks after the agreed delivery date, together with a clear, firm commitment to treat such new delivery date as contractual and to make the deliveries by such date.

If WJCI fails to meet the new delivery date, EiC’s total minimum purchase requirement hereunder shall be reduced by the number of PAM Wafers whose delivery was delayed.

2.10        EiC may inspect PAM Wafers upon delivery to ascertain correct quantities and visible damage or deviation from the Purchase Order in the PAM Wafers delivered.  EiC is entitled to treat the Purchase Order as discharged, either in whole or in part, or if EiC so requires, WJCI agrees to replace all damaged or incorrect PAM Wafers and deliver additional PAM Wafers in order to meet the correct quantities without delay.  Such replacement and/or additional deliveries shall be completed within a mutually agreed upon time from the receipt by WJCI of EiC’s notice.  Any return of the PAM Wafers shall be at WJCI’s expense.  Any acceptance of the PAM Wafers by EiC shall not reduce WJCI’s obligation to warrant the PAM Wafers as provided in this Supply Agreement.

2.11        In order to enhance WJCI’s ability to better meet EiC’s requested delivery dates in line with the 90-day leadtime, EiC will provide WJCI with a non-binding forecast of its requirements for PAM Wafers for the entire Term of the Supply Agreement.  This forecast will be updated on the first (1st) day of each calendar month and will cover the remaining Term of the Supply Agreement.

ARTICLE III-
PRICES AND PAYMENT TERMS FOR PAM WAFERS, LOT CHARGE, AND TAXES

3.1          EiC shall pay WJCI *** Dollars ($***) for each PAM Wafer Invoiced and Shipped to EiC.  Prices and Invoices shall be stated and delivered with the PAM Wafers on the requested delivery date.  Payment by EiC for the PAM Wafers to WJCI shall be made in United States Dollars within thirty (30) days from the receipt of WJCI’s Invoice.

3.2          On the date of Closing of the Purchase Agreement, EiC shall provide WJCI with a Purchase Order for 250 PAM Wafers for Invoice and Shipment to EiC within the first three (3) month period of the Term of this Supply Agreement.  Thereafter, in the event EiC fails to purchase, receive and accept Invoices and Shipments of at least 250 PAM Wafers in any three (3) month period as provided in Section 2.4 herein (allowing for adjustments as provided in Section 2.9), EiC shall pay a Lot Charge, within thirty (30) days from the end of such three (3) month period, to WJCI which equals the following:

[Lot Charge] = [$***(1)] X [(250 PAM Wafers)  (No)]

No = Number of PAM Wafers actually purchased and Invoiced in a three (3) month period

(1) In the event EiC fails to accept Invoices and Shipments for 250 PAM Wafers in the first (1st) quarter of the Term of this Supply Agreement, $*** shall be used to calculate the Lot Charge.

In the event EiC orders, purchases, and accepts, and WJCI Invoices and delivers Shipments of 250 or more PAM Wafers in a three (3) month period, there shall be no Lot Charge.  In the event EiC orders, purchases, and accepts, and WJCI Invoices and delivers Shipments of more than 250 PAM Wafers in each of the first three (3) quarters of the Term of this Supply Agreement, the total amount in excess shall be credited towards the number of PAM Wafers ordered, purchased, and accepted by EiC, and Invoiced and Shipped by WJCI, in the fourth (4th) quarter of the Term of this Supply Agreement.  If the credit applied brings the fourth (4th) quarter total to 250 PAM Wafers, then there shall be no Lot Charge as provided in this Section 3.2.  The credit applicable to this Section 3.2 is further set out in Exhibit C.

3.3          The price set forth in Sections 3.1 and 3.2 above is exclusive of all applicable taxes (including, but not limited to, sales, use, and value added taxes, but not including taxes imposed on the income of WJCI generally), imposed as a result of the existence or operation of this Supply Agreement, all of which are the responsibility of EiC.  EiC agrees to pay WJCI such taxes simultaneously with EiC’s payments in the method prescribed in Section 3.1, unless otherwise agreed by EiC and WJCI.

***                           CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE IV-QUALITY

4.1          WJCI warrants that it shall manufacture the PAM Wafers in accordance with the Specifications as provided by EiC and as set forth specifically in Exhibit B.  WJCI does not warrant to the manufacture of PAM Wafers pursuant to any other specifications.

4.2          WJCI shall not transfer the manufacture of the PAM Wafers to another factory of WJCI without the prior written consent of EiC; and such consent shall not be unreasonably withheld.

4.3          Each PAM Wafer that WJCI delivers hereunder must conform to all of the requirements (including but not limited to the Specifications) set forth under this Supply Agreement.

4.4          WJCI shall provide, upon EiC’s written request during the term of this Supply Agreement, WJCI’s reliability and quality data (including, but not limited to, fab and test lot traceability data) regarding PAM Wafers produced for EiC for the purpose of maintaining consistent quality and reliability standards for such PAM Wafers.

4.5          At any time, EiC may request WJCI to perform failure analysis for the PAM Wafers for which EiC provides conclusive evidence that they do not comply with the acceptance criteria as set forth in Exhibit B (“Acceptance Criteria”).  Upon written request from EiC, WJCI will perform failure analysis of PAM Wafers returned to WJCI with a WJCI-issued Return Material Authorization (“RMA”) number.  In such event, EiC shall send to WJCI the failure analysis sample together with evidence documenting the claimed non-compliance.  All PAM Wafers for which refund and/or replacement is sought, and all returns, shall be marked with an RMA number issued by WJCI.  WJCI shall analyze authorized returns within two (2) working weeks from receipt by WJCI, and WJCI shall provide EiC with a written report detailing the results of the analysis.  WJCI and EiC shall reasonably cooperate in good faith to resolve all matters concerning returns, failure analysis and WJCI’s compliance with its obligations under this Supply Agreement.

ARTICLE V-FACILITY SURVEYS

5.1          EiC reserves the right, by itself or through its appointed representative(s), at its sole cost, during regular business hours, following reasonable notice to WJCI and without interfering in WJCI’s operations, to inspect WJCI’s physical facilities or quality control procedures, or to conduct environmental management system audits, both prior to the first delivery of PAM Wafers under this Supply Agreement and periodically thereafter, in order to verify compliance with the Specifications and other standard industry practices and procedures.

ARTICLE VI-REPRESENTATIONS AND WARRANTIES

6.1          WJCI represents and warrants to EiC that upon Invoice and Shipment to EiC and for a period of six (6) months, the PAM Wafers will (i) conform in all material respects to the Specifications set forth in Exhibit B; (ii) be of consistent kind and quality; (iii) be new and not used, remanufactured, reconditioned, or refurbished; (iv) be free from all defects in material and workmanship; (v) not be prohibited or otherwise restricted from being introduced or delivered for introduction or shipment in commerce within the United States, and not be subject to any customs, duties, tariffs, or penalties in connection therewith; (vi) have received all required governmental and regulatory approvals, licenses, permits, and consents necessary for marketing, promotion, sale, distribution, and use within the United States; (vii) be produced and manufactured in compliance with, meet the minimum standards of, and be packaged, labeled, and Invoiced in accordance with and otherwise comply with all applicable laws, rules, regulations, and other regulatory requirements within the United States; and (viii) have been manufactured in an ISO-9001 certified or at least equivalent quality system.

6.2          During the first eight (8) months of the Term of this Supply Agreement, any PAM Wafer that fails to meet the warranty provided in Section 6.1(i) or (iv) will be replaced by WJCI.  Thereafter, if any PAM Wafer fails to meet the warranty provided in Section 6.1(i) or (iv), at its option and expense, WJCI shall replace such non-conforming PAM Wafer or provide a refund for the entire purchase price for such non-conforming PAM Wafer.  Prior to returning PAM Wafers for replacement or refund, EiC shall obtain from WJCI a RMA number, which shall be indicated on all packaging, labeling, and other communications relating to the return.  If WJCI requires that the PAM Wafers be evaluated prior to issuing an RMA number, WJCI agrees to evaluate such PAM Wafers returned for failure analysis and issue an RMA number within forty-eight (48) hours of receipt if the PAM Wafers are found to be defective.  Once WJCI confirms the nonconformity or the defect, then WJCI shall accept return of such PAM Wafers with no further liability of EiC to WJCI for such PAM Wafers and, if requested by EiC, ship to EiC replacement, conforming PAM Wafers or a refund for such non-conforming PAM Wafers as promptly as possible.

6.3          PAM Wafers not in good operating condition due to one or more of the following causes are not covered by the warranty provided in Section 6.1(i) or (iv) and will be replaced or refunded only upon the payment of additional charges: an alteration or modification not made or approved by WJCI; EiC’s or any third party’s negligence or intentional acts; misuse or abuse, including the failure to operate PAM Wafers in accordance with their Specifications and improper handling, installation, testing, or use; fire originating outside of the PAM Wafers; and acts of God or other types of catastrophic damage.

6.4          THE REPRESENTATION AND WARRANTY PROVIDED IN SECTION 6.1 IS THE SOLE AND EXCLUSIVE REPRESENTATION AND WARRANTY MADE BY WJCI TO EIC WITH RESPECT TO THE PAM WAFERS.  WJCI DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, AND CONDITIONS (STATUTORY, EXPRESS, OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE PAM WAFERS, INCLUDING, BUT NOT LIMITED TO, ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, ACCURACY, AND FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT EIC KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING.

6.5          WJCI expressly disclaims any representation, warranty, or condition to any person other than EiC with respect to the PAM Wafers, including but not limited to, EiC’s customers.  EiC shall indemnify, defend and hold WJCI harmless from and against any claim, suit, action, or proceeding (each a “Claim”) alleging, arising from, or related to a breach of any representation or warranty made by EiC to its customer regarding PAM Wafers to the extent such representation or warranty is inconsistent with or in excess of the limited representations and warranties made by WJCI in this Supply Agreement.

ARTICLE VII-LIMITATION OF LIABILITY

7.1          IN NO EVENT SHALL WJCI BE LIABLE TO EIC UNDER OR IN CONNECTION WITH THIS SUPPLY AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR OTHER PECUNIARY LOSS), INDIRECT, PUNITIVE, OR SPECIAL DAMAGES ARISING OUT OF OR IN ANY MANNER INCIDENT, RELATING, PERTAINING, OR ATTRIBUTABLE TO PAM WAFERS, EVEN IF WJCI HAS BEEN ADVISED OR IS OR SHOULD BE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

VIII-INDEMNIFICATION

8.1          EiC shall indemnify, defend, and hold WJCI harmless from and against any claim, demand, suit, action, or proceeding (each a “Claim”) alleging that the PAM Wafers sold to EiC, to the extent manufactured using EiC’s Technology, infringe a third party’s United States patent or copyright or misappropriate a third party’s trade secrets, provided that WJCI (i) promptly notifies EiC in writing of the Claim, (ii) provides EiC with all requested information that it has concerning the Claim, (iii) reasonably cooperates with and assists EiC in defending the Claim, and (iv) provides EiC with sole control of the defense or settlement of the Claim.

8.2          WJCI shall indemnify, defend, and hold harmless EiC from and against any Claim that is asserted against EiC as a result of bodily injury or death to any person, or damage to any property, to the extent that such injury, death, or damage is caused by the willful or negligent acts or omissions of WJCI in connection with the manufacture and sale of PAM Wafers or is based in products strict liability, provided that EiC (i) promptly notifies WJCI in writing of the Claim, (ii) provides WJCI with all requested information that it has concerning the Claim, (iii) reasonably cooperates with and assists WJCI in defending the Claim, and (iv) provides WJCI with sole control of the defense or settlement of the Claim.

8.3          Each party shall indemnify, defend, and hold the other harmless from and against any and all cost, loss, damage, and liability of whatsoever kind or nature arising out of or resulting from its own breach of any of its representations, warranties, covenants, obligations, agreements, or duties under this Supply Agreement.

8.4          EiC shall indemnify, defend, and hold WJCI harmless from and against any Claim alleging that the use of the EiC Trademarks on the PAM Wafers infringe a third party’s trademark, service mark, or trade name rights, provided that WJCI (i) promptly notifies EiC in writing of the Claim, (ii) provides EiC with all requested information that it has concerning the Claim, (iii) reasonably cooperates with and assists EiC in defending the Claim, and (iv) provides EiC with sole control of the defense or settlement of the Claim.

8.5          If a final injunction is issued against the marketing, sale, or use by a party or its customers of PAM Wafers in any suit, action, or proceeding for which a party (the “Indemnitor”) must indemnify the other party (the “Indemnitee”) under this Article VIII herein, the Indemnitor may, at its option and expense and without being considered in default in the performance of its obligations under this Supply Agreement, and as Indemnitee’s sole remedy against Indemnitor for such Claim, either (i) procure for Indemnitee and its customers the right to continue marketing, selling, and using the PAM Wafers, (ii) modify such PAM Wafers so that they become non-infringing without any reduction in quality or capability, or (iii) replace such PAM Wafers with non-infringing products of substantially identical quality and capabilities.

IX-CONFIDENTIAL INFORMATION

9.1          The parties acknowledge that they will exchange certain confidential information pursuant to this Supply Agreement, including, but not limited to, product specifications, product and pricing information, customer information, written and unwritten marketing plans, techniques, methods, and data, sales and transaction data, and other similar materials, and that they consider the terms of this Supply Agreement to also be strictly confidential (collectively, “Confidential Information”).

9.2          Either party receiving Confidential Information (a “Receiving Party”) from the other party (a “Conveying Party”) shall hold all Confidential Information of the Conveying Party in the strictest confidence and shall protect all Confidential Information of the Conveying Party with at least the same degree of care that the Receiving Party exercises with respect to its own proprietary information.  Without the prior written consent of the Conveying Party, the Receiving Party shall not disclose, divulge, or disseminate any such Confidential Information (specifically including the terms of this Supply Agreement) to any other person or entity, nor shall it use such Confidential Information in any way other than in furtherance of the transactions contemplated by this Supply Agreement, except to the extent such Confidential Information (i) is or becomes within the public domain through no act of the Receiving Party in breach of this Supply Agreement, (ii) except with respect to the terms of this Supply Agreement itself, was lawfully in the possession of the Receiving Party without any restriction on use or disclosure prior to its disclosure hereunder, (iii) is lawfully received from another source subsequent to the date of this Supply Agreement without any restriction on use or disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that the Receiving Party shall timely inform the Conveying Party of all such legal or governmental proceedings so that the Conveying Party may attempt by appropriate legal means to limit such disclosure, and the Receiving Party shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

9.3          Subject to the other provisions of this Supply Agreement, press releases, advertising, promotional materials, and other publicity materials relating to the relationship of the parties or transactions contemplated by this Supply Agreement shall be released only after review and with the consent of both parties, which consent shall not be unreasonably withheld or delayed.

9.4          Each party acknowledges that in the event of its breach, or threatened breach, of this Article, the Conveying Party’s remedy at law might be inadequate, and that the damages flowing from such breach might not be readily susceptible of being measured in monetary terms.  Accordingly, in the event of either party’s breach, or threatened breach, of this Article, the Conveying Party, in addition to any monetary damages, shall be entitled to seek immediate injunctive relief restraining any threatened or further breach.

9.5          WJCI shall not by virtue of this Supply Agreement or the transactions contemplated by this Supply Agreement be deemed to have conveyed any right, title, or interest in or to any intellectual property rights, including, but not limited to, patent rights, copyrights, trade secret rights, or other similar property rights, incorporated into or used in the manufacture of the PAM Wafers.  All such rights are expressly reserved by WJCI.  WJCI will not manufacture the PAM Wafers for or sell the PAM Wafers to any party other than EiC.

ARTICLE X-TERM AND TERMINATION

10.1        The term of this Supply Agreement shall commence on the Closing Date and shall continue for a period of one (1) year, unless earlier terminated as provided in this Supply Agreement.  Thereafter, this Supply Agreement shall be extended for an additional time period only by mutual agreement.

10.2        Except as otherwise provided in this Supply Agreement, if either party shall (i) default in the payment of any sums to be paid under this Supply Agreement or pursuant to any Purchase Order when due and such default continues for more than thirty (30) days subsequent to the due date of such payment, (ii) default in the observation or performance of any other covenant or agreement contained in this Supply Agreement and such default continues for more than thirty (30) days subsequent to receipt of the other party’s notice (unless such default is not such that it can be cured with the exercise of reasonable efforts within such thirty (30) day period and the defaulting party commences to cure such default within such thirty (30) day period and thereafter continues to use its diligent efforts to complete such cure); or (iii) becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other party and not dismissed within ninety (90) days, then the non-defaulting party may, in addition to any of its other remedies and in its sole and absolute discretion, terminate this Supply Agreement effective immediately upon providing written notice of such termination to the defaulting party.  Notice of default shall specify (A) the nature of such default, (B) the particular numbered article setting forth the covenant or agreement purportedly not observed or performed, and (C) the specific act or acts which the non-defaulting party contends would, if undertaken, correct such default.

10.3        All financial obligations that had accrued but were unpaid as of the effective date of expiration or termination shall survive expiration or termination, however, all financial obligations that would have accrued after the effective date of termination, and all Purchase Orders and forecasts outstanding as of the effective date of termination, shall terminate upon termination of this Supply Agreement.

10.4        Upon expiration or early termination of this Supply Agreement, each party shall promptly return to the other all of the other’s Confidential Information in tangible form in its possession, custody, or control.

10.5        The terms of Articles VI, VII, VIII, IX, X and XI shall survive the termination of this Supply Agreement.

ARTICLE XI-MISCELLANEOUS

11.1        Force Majeure.  Except for the payment of any amounts due under this Supply Agreement or any Purchase Orders, neither party shall be considered in default in the performance of its obligations under this Supply Agreement if prevented or delayed from such performance by any cause, existing or future, which is beyond the reasonable control and without the fault or negligence of that party, including, but not limited to, insurrections, riots, wars and warlike operations, explosions, governmental or military acts, epidemics, failure of contractors or subcontractors to perform (provided WJCI makes commercially reasonable efforts to obtain other sources, contractors, or subcontractors), strikes, fires, floods, earthquakes, severe weather, import quotas, punitive duties, accidents, acts of any public enemy, embargoes, blockades, or inability to obtain required materials, qualified labor, or transportation.  The parties shall use their best efforts to avoid, remove, or cure any such event of force majeure.  Any party temporarily excused from its performance under this Supply Agreement by any such circumstances shall resume performance with utmost dispatch when such event of force majeure is avoided, removed, or cured.  Any party claiming an event of force majeure as an excuse for delay in performance shall give prompt notice in writing thereof to the other party.  Notwithstanding the foregoing, if any event of force majeure continues for more than ninety (90) days, either party may terminate this Supply Agreement with no further liability effective upon providing written notice to the other party.

11.2        Relationship of the Parties.  The relationship between the parties pursuant to this Supply Agreement shall be solely that of vendor/vendee and independent contractors.  No partnership, joint venture, principal/agent, franchisor/franchisee, employer/employee, or other representative relationship shall arise between the parties pursuant to this Supply Agreement.  Neither party shall have any authority whatsoever, whether express or implied, to assume, create, or incur any obligation or liability whatsoever on behalf or in the name of the other, or to bind the other in any manner whatsoever.

11.3        Export Control.  EiC will not without the prior approval, if required, of all applicable governmental entities, including, but not limited to, the Bureau of Industry and Security of the United States Department of Commerce, (i) export, directly or indirectly, the PAM Wafers to any country outside the United States, (ii) transfer the PAM Wafers to any third party for export, directly or indirectly, to any country outside the United States, or (iii) disclose any technology incorporated into or used in the manufacture of the PAM Wafers to any national or resident of any country outside the United States.  EiC further agrees that it will obtain, at its own cost and expense, any and all necessary export licenses for any approved export, transfer, or disclosure.

11.4        Governing Law.  This Supply Agreement shall be governed by and construed in accordance with the state laws of the State of California and in all respects be interpreted, enforced, and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state.

11.5        Arbitration.  Any dispute arising out of or related to this Supply Agreement which is not settled amicably shall be finally settled by arbitration in San Jose, California in accordance with the applicable rules of the American Arbitration Association governing commercial disputes.  Each of the parties shall appoint one arbitrator and the two so nominated shall, in turn, choose a third arbitrator.  If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of ten (10) business days after their nomination, then the third arbitrator shall be appointed by the American Arbitration Association.  The arbitrators shall use their best efforts to resolve any dispute within thirty (30) calendar days.  In any such arbitration arising out of or relating to this Supply Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorneys’ fees incurred, including, without limitation, costs and fees incurred in any investigations, mediations, trials, bankruptcies, and appeals.

The arbitration award shall be final and binding, shall be the sole and exclusive remedy regarding any and all claims and counterclaims presented, and may not be reviewed by or appealed to any court except for the purpose of enforcement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

All information relating to or disclosed by any party in connection with the arbitration of any dispute relating to this Supply Agreement shall be treated by the parties and the arbitration panel as confidential information and no disclosure of such information shall be made by either party or the arbitration panel without the prior written authorization of the party furnishing such information.

11.6        Notices.  Whenever any notice, request, consent, approval, or other communication is required or permitted under the terms of this Supply Agreement, the same shall be sent by hand delivery, nationally recognized overnight courier, or certified mail, first class postage prepaid, return receipt requested, and if intended for WJCI shall be sent to:

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, California 95134

Attn:  Thomas Kritzer

Telephone:  (408) 577-6287

Facsimile:  (408) 577-6621

with a copy to:

W. Thompson Thorn, III, Esquire

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, Florida 33602

Telephone:  (813) 229-7600

Facsimile:  (813) 229-1660

and if intended for EiC shall be sent to:

EiC Semiconductor Corp.

45738 Northport Loop West

Fremont, CA 94538

Attn: Jerry Curtis

Telephone: (510) 979-8981

Facsimile: (510) 979-8901

or to such other person and/or address of which either party may give notice to the other pursuant to the terms of this Article.  Notice pursuant to the terms of this Article shall be deemed given when delivered and receipted for by the party receiving the notice if sent by hand delivery, on the day after sending if sent by overnight courier, and on the third day after mailing if sent by certified mail.

11.7        Waiver.  No failure or delay on the part of either party in exercising any right or remedy with respect to a breach of this Supply Agreement by the other party shall operate as a waiver thereof or of any prior or subsequent breach of this Supply Agreement by the breaching party, nor shall the exercise of any such right or remedy preclude any other or future exercise thereof or exercise of any other right or remedy in connection with this Supply Agreement.  Any waiver must be in writing and signed by the waiving party.

11.8        Severability.  If any Article, subsection, or provision or the application of such section, subsection, or provision of this Supply Agreement is held invalid, illegal, or unenforceable, the remainder of this Supply Agreement and the obligation of such section, subsection, or provision to persons or circumstances other than those to which it is held invalid, illegal, or unenforceable shall not be affected by such invalidity, illegality, or unenforceability.

11.9        Assignability.  Neither this Supply Agreement, nor any rights or duties under this Supply Agreement, may be assigned or delegated, directly or indirectly by operation of law or otherwise, by EiC or WJCI without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed, or conditioned.

11.10      Construction.  This Supply Agreement shall not be construed more strictly against any party regardless of who is responsible for its drafting.  Unless the context of this Supply Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural.  Wherever the context so requires, the masculine shall refer to the feminine, the feminine shall refer to the masculine, the masculine or the feminine shall refer to the neuter, and the neuter shall refer to the masculine or the feminine.  The captions of this Supply Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope or intent of this Supply Agreement or the intent of any of its provisions.

11.11      Counterparts.  This Supply Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original instrument, but both of which taken together shall constitute one document.

11.12      Binding Effect.  This Supply Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns.

11.13      Entire Agreement.  This Supply Agreement constitutes the entire agreement between the parties relating to the subject matter hereof.  All prior understandings and agreements between the parties relating to the subject matter hereof are merged in this Supply Agreement, which alone and completely expresses their understanding. This Supply Agreement may not be altered, amended, or changed except by written instrument signed on behalf of each of the parties.

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IN WITNESS WHEREOF, the parties have caused this Supply Agreement to be executed by their duly authorized representatives as of the Closing Date.

“EiC”

EIC CORP.

By:	/s/ Jerry Curtis

Name:	Jerry Curtis

Title:	President and COO

Date:	June 18, 2004

“WJCI”

WJ COMMUNICATIONS, INC.

By:	/s/ Michael Farese

Name:	Michael Farese

Title:	President and CEO

Date:	June 18, 2004

SIGNATURE PAGE FOR SUPPLY AGREEMENT

EXHIBIT A
TERMINAL FIELD OF USE

EiC’s “Terminal Field of Use” shall mean the design, manufacture, and sale of integrated circuits, semiconductor modules or electronic components solely for use in equipment used by End Users including but not limited to wireless telephones and pagers, 802.11 a, b, and g applications, Wi-Fi Max (802.16) applications, wireless enabled personal digital assistants, and wireless enabled computers.  Further, EiC’s Terminal Field of Use also includes the design, manufacture, and sale of integrated circuits, or electronic components for use in equipment used by telecommunications service providers specifically for use in 802.11 a, b, and g applications, Wi-Fi Max (802.16) applications, wireless enabled personal digital assistants, and wireless enabled computers.

EXHIBIT B
EIC SPECIFICATION CONTROL DRAWINGS

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***                           CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT C
SECTION 3.2 CREDIT

Example 1

	QUARTER 1	QUARTER 2	QUARTER 3	QUARTER 4
No. of PAM Wafers Invoiced & Shipped	300	300	250	150
No. of PAM Wafers required to be Invoiced & Shipped	250	250	250	250
Excess No. of PAM Wafers Invoiced & Shipped	+50	+50 (Q1 + Q2=+100)	0	-100
Cumulative Credit PAM Wafers	50	50	0	+100
PAM Wafers used to calculate lot charge	250	250	250	250
Lot Charge	0	0	0	0

Example 2

	QUARTER 1	QUARTER 2	QUARTER 3	QUARTER 4
No. of PAM Wafers Invoiced & Shipped	300	250	225	150
No. of PAM Wafers required to be Invoiced & Shipped	250	250	250	250
Excess No. of PAM Wafers Invoiced & Shipped	+50	0	-25	-100
Cumulative Credit PAM Wafers	50	(Q1 + Q2=+50)	50*	+50
PAM Wafers used to calculate lot charge	250	250	225	200
Lot Charge	0	0	$***	$***

*                                         Credit PAM Wafers can only be used to offset Lot Charge in QUARTER 4.

***                           CONFIDENTIAL MATERIAL CONSISTING OF 25 PAGES REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.